Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 12 DATED JANUARY 12, 2017
TO THE PROSPECTUS DATED JULY 12, 2016

This document supplements, and should be read in conjunction with, our prospectus dated July 12, 2016, as supplemented by Supplement No. 11 dated December 22, 2016. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to:

•	disclose our daily net asset value per share for our Class A, Class I and Class T shares for the month of December 2016; and

•	disclose the distribution declared by our board of directors for our Class A, Class I and Class T shares for the first quarter of 2017.
Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of December 2016:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
December 1, 2016	$13.27	$13.37	$13.19
December 2, 2016	$13.28	$13.38	$13.20
December 5, 2016	$13.28	$13.39	$13.21
December 6, 2016	$13.29	$13.39	$13.21
December 7, 2016	$13.31	$13.41	$13.23
December 8, 2016	$13.31	$13.41	$13.24
December 9, 2016	$13.31	$13.41	$13.24
December 12, 2016	$13.32	$13.42	$13.25
December 13, 2016	$13.32	$13.42	$13.25
December 14, 2016	$13.30	$13.40	$13.23
December 15, 2016	$13.30	$13.40	$13.22
December 16, 2016	$13.31	$13.42	$13.24
December 19, 2016	$13.33	$13.43	$13.25
December 20, 2016	$13.33	$13.43	$13.26
December 21, 2016	$13.32	$13.42	$13.24
December 22, 2016	$13.32	$13.42	$13.24
December 23, 2016	$13.32	$13.42	$13.25
December 27, 2016	$13.33	$13.43	$13.25
December 28, 2016	$13.31	$13.41	$13.23
December 29, 2016	$13.33	$13.43	$13.25
December 30, 2016	$13.35	$13.45	$13.27
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.
Distribution Declaration
Our board of directors authorized and declared daily cash distribution of $0.00183555 per share for the period commencing on January 1, 2017 and ending on March 31, 2017 for each outstanding share of Class A, Class I and Class T common stock (before adjustment for any class-specific expenses). The distribution will be paid monthly in arrears.